Exhibit 3.2.3

CODE OF BY-LAWS

OF

ANCHORAGE DAILY NEWS, INC.

ARTICLE I

Identification

Section 1.        Name.  The name of the corporation is Anchorage Daily News, Inc., (hereinafter referred to as the “Corporation”).

Section 2.        Registered Office and Registered Agent.  The address of the registered office of the Corporation is 601 West Fifth Avenue, Suite 930, Anchorage, Alaska 99501, and the name of the registered agent at such address is Allen McGrath.

Section 3.        Fiscal Year.  The fiscal year of the Corporation shall begin on the 1st day of January and shall end on the 31st day of December.

ARTICLE II

Capital Stock

Section 1.        Amount.  The aggregate number of shares of capital stock is 500,000 shares with the par value of $1.00 per share.

Section 2.        Consideration for Shares.  The capital stock, including both authorized but previously unissued shares as well as treasury shares, may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors.

Section 3.        Payment for Shares.  The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. When payment of the consideration for which shares are to be issued has been received by the Corporation, such shares shall be deemed to be fully paid and non-assessable. Neither promissory notes nor future services shall constitute either payment or partial payment for shares of the Corporation. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received for shares shall be conclusive. No certificate shall be issued for any share until such share is fully paid.

Section 4.        Certificates Representing Shares.  Each shareholder of the capital stock of the Corporation shall be entitled to a certificate signed by the President or Vice President and the Secretary or an Assistant Secretary of the Corporation, and sealed with the seal of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 5.        Transfer of Stock.  The shares of the Corporation shall be transferable only on the books of the Corporation upon surrender of the certificate or certificates representing the same, properly endorsed by the registered holder or by his duly authorized attorney, such endorsement or endorsements to be witnessed by one witness.

ARTICLE III

Meetings of Shareholders

Section 1.        Place of Meetings.  Meetings of the shareholders of the Corporation shall be held at the registered office of the Corporation, or such other place as may he designated by action of the Board of Directors.

Section 2.        Annual Meetings.  The annual meeting of the shareholders shall be held within four months of the close of the fiscal year. Said annual meeting shall be called, upon proper notice, by the President or the Board of Directors. Failure to hold the annual meeting within four months of the close of the fiscal year shall not work a forfeiture or dissolution of the Corporation.

Section 3.        Special Meetings.  Special meetings of the shareholders may be called, upon proper notice, by the President, the Board of Directors or the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

Section 4.        Notice of Meetings--Waiver.  Written or printed notice, stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, the Board of Directors, or the shareholders calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Attendance by a shareholder, whether in person or by proxy, at a shareholders’ meeting shall not constitute a waiver of notice of such meeting of which he has not had notice.

Section 5.        Voting.  Every holder of the voting capital stock of the Corporation shall be entitled to one vote for each share of voting capital stock standing in his name on the books of the Corporation. At each election for directors, every holder of the voting capital stock of the Corporation shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors, multiplied by the number of his voting shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

Section 6.        Quorum.  A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 7.        Proxies. A shareholder may vote either in person or by proxy executed in writing by the shareholder, or by his duly authorized attorney-in-fact. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

ARTICLE IV

The Board of Directors

Section 1.        Number and Qualifications.  The business and affairs of the Corporation shall be managed by a Board of three directors, who need not be residents of the State of Alaska, or shareholders of the Corporation. The number of directors may be increased or decreased from time to time by amendment of the Code of By-Laws; but no decrease shall have the effect of shortening the term of any incumbent director and at no time shall the number of directors be reduced to less than three.

Section 2.        Election.  Members of the initial Board of Directors shall hold office until the first annual meeting of the shareholders, and until their successors shall have been elected and qualified. The initial Board of Directors shall be entitled to elect, pursuant to the procedure set forth in Section 3 of this Article IV, such additional initial Board members as may be necessary to comprise a full Board of Directors as defined hereunder. At the first annual meeting of shareholders there shall be elected directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he is elected and until his successor shall be elected and qualified.

Section 3.        Vacancies.  Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Section 4.        Place of Meetings.  Meetings of the Board of Directors of the Corporation, regular or special, may be held either within or without the State of Alaska.

Section 5.        Annual Meetings.  The Board of Directors shall meet each year immediately after the annual meeting of the shareholders at the registered office of the Corporation, for the purpose of organization, election of officers, and consideration of any other business that may properly be brought before the meeting. No notice of any kind to either old or new members of the Board of Directors for such annual meeting shall be necessary.

Section 6.        Other Meetings.  Other meetings of the Board of Directors may be held upon notice by letter, telegram, cable, or radiogram, delivered for transmission not later than during the third day immediately preceding the day for such meeting, or by word of mouth, telephone or radiophone received not later than during the third day immediately preceding the day for such meeting, upon the call of the President or Secretary of the Corporation, at any place within or without the State of Alaska. Notice of any other meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to such notice, whether before or after the time of such meeting, and shall be equivalent to the giving of such notice. Attendance of a director at such meeting shall constitute a waiver of notice thereof, except where a director attends a meeting for the express purpose of objecting to the transaction of any business, because such meeting is not lawfully convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice, or waiver of notice, of such meeting.

Section 7.        Quorum.  A majority of the number of directors fixed by the Code of By-Laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 8.        Loans.  The Board of Directors shall have the power to lend money for any of the purposes set forth in Article III of the Articles of Incorporation; invest the funds of the Corporation from time to time and take and hold real and personal property as security for the payment of funds so loaned or invested; but is to make no loans secured by the shares of the Corporation.

ARTICLE V

The Officers

Section 1.        Officers.  The officers of the Corporation shall consist of a President, Vice President, Secretary, Treasurer, and such other officers and assistant officers and agents as may be deemed necessary by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary. Officers may, but need not be directors of the Corporation.

Section 2.        Vacancies.  Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board of Directors, and the officer so elected shall hold office until his successor is chosen and qualified.

Section 3.        The President.  The President shall preside at all meetings of shareholders and directors, discharge all the duties which devolve upon a presiding office, and perform such other duties as this Code of By-Laws provides or the Board of Directors may prescribe. He shall have full authority to execute proxies on behalf of the Corporation, to vote stock owned by it in any other corporation, and to execute, with the Secretary, powers of attorney appointing other corporations, partnerships, or individuals the agent of the Corporation, all subject to the provisions of the Alaska Business Corporation Act, the Articles of Incorporation, and this Code of By-Laws.

Section 4.        The Vice President.  The Vice President shall perform all duties incumbent upon the President during the absence or disability of the President, and shall perform such other duties as this Code of By-Laws may require or the Board of Directors may prescribe.

Section 5.        The Secretary.  The Secretary shall attend all meetings of shareholders and of the Board of Directors, and shall keep, or cause to be kept, in a book provided for that purpose, a true and complete record of the proceedings of such meetings, and shall perform a like duty for all standing committees appointed by the Board of Directors, when required. He shall attend to the giving and serving of all notices, and shall perform such other duties as this Code of By-Laws may require or the Board of Directors may prescribe.

Section 6.        The Treasurer.  The Treasurer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Corporation. He shall be the legal custodian of all monies, notes, securities and other valuables which may from time to time come into the possession of the Corporation. He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depository to be designated by the Board of Directors, and shall keep such bank account in the name of the Corporation. He shall furnish at meetings of the Board of Directors, or whenever requested, by the Board of Directors, a statement of the financial condition of the Corporation, and shall perform such other duties as this Code of By-Laws may require or the Board of Directors may prescribe. The Treasurer may be required to furnish bond in such amount as shall be determined by the Board of Directors.

Section 7.        Delegation of Authority.  In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer or to any director or employee of the Corporation, for a limited period of time, provided a majority of the entire Board concurs therein.

ARTICLE VI

Special Corporate Acts, Negotiable

Instruments, Deeds, Contracts and Shareholders’ Meetings

All checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation; all deeds, mortgages and other written contracts and agreements to which the Corporation shall be a party; and all assignments or endorsements of stock certificates, registered bonds, or other securities owned by the Corporation, shall, unless otherwise directed by the Board of Directors, or unless otherwise required by law, be signed by any two of the following officers who are different persons: President, Vice President, Secretary or Treasurer. The Board of Directors may, however, authorize any one of such officers to sign any of such instruments for and on behalf of the Corporation, without necessity of countersignature; and may designate officers or employees of the Corporation, other than those named above, who may, in the name of the Corporation, sign such instruments. Any shares of stock issued by any other corporation and owned or controlled by the Corporation may be voted at any shareholders’ meeting of such other corporation by the President of the Corporation, or in his absence by the Vice President of the Corporation; and in the event both the President and Vice President shall be absent, then by such person as the President and Secretary of the Corporation shall, by duly executed proxy, designate to represent the Corporation at such shareholders’ meeting.

ARTICLE VII

Amendments

The power to alter, amend or repeal this Code of By-Laws or to adopt a new Code of By-Laws is vested in the Board of Directors, but the affirmative vote of the number of Directors which is equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to effect any such action.

EXECUTED this            day of                                                  , 1979.

/s/ Allen McGrath
Allen McGrath

/s/ Russell Pritchett
Russell Pritchett

/s/ Stella L. Pitts
Stella L. Pitts

STATE OF ALASKA	)
) ss.
THIRD DISTRICT	)

I, the undersigned, a Notary Public duly commissioned and sworn as such, certify that Allen McGrath, Russell Pritchett, Stella L. Pitts being all of the directors of Anchorage Daily News, Inc., personally appeared before me and sworn to the truth of the facts stated herein.

WITNESS MY HAND AND OFFICIAL SEAL this 22nd day of February, 1979.

/s/ Rebecca L. Oien
Notary Public in and for Alaska
My Commission Expires: 10/14/80